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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                   FORM 8-K

                                CURRENT REPORT
                      PURSUANT TO SECTION 13 OR 15(d) OF
                     THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): June 10, 1998

                    HEALTH CARE AND RETIREMENT CORPORATION
              (Exact name of registrant as specified in charter)



Delaware                               0-10858               34-1687107
(State or other Jurisdiction           (Commission           (I.R.S. Employer
of Incorporation)                      File Number)          Identification No.)

One SeaGate                                                  43604-2616
Toledo, Ohio                                                 (Zip Code)
(Address of Principal
Executive Offices)




Registrant's telephone number, including area code: (419) 252-5500


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Item 5.  Other Events.

         Manor Care, Inc., a Delaware corporation ("Manor Care"), Health Care and Retirement Corporation ("HCR") and Catera Acquisition Corporation, a Delaware corporation ("Merger Sub"), have signed an Agreement and Plan of Merger dated as of June 10, 1998 (the "Merger Agreement") which provides for the merger of Merger Sub with and into Manor Care, whereby the separate corporate existence of Merger Sub will cease and Manor Care will continue as a wholly owned subsidiary of HCR (the "Merger"). Following the Merger, HCR will be renamed HCR Manor Care for a period of one year and, thereafter, Manor Care unless such name is changed by a resolution of its Board of Directors.

         The Merger Agreement provides that, with certain limited exceptions, the owner of each issued and outstanding share of Manor Care common stock, par value $.10 per share shall be converted into the right to receive one (1.0) share of HCR common stock, par value $ .01 per share. Upon completion of the transaction, Manor Care will be a wholly owned subsidiary of HCR and the stockholders of Manor Care will become stockholders of HCR.

         The merger is subject to certain conditions, including the approval of HCR's shareholders at a special meeting to be held as soon as practicable, the receipt of certain regulatory approvals and the expiration of antitrust regulatory waiting periods.

         In connection with the execution and delivery of the Merger Agreement and the transactions contemplated thereby, the Board of Directors of HCR authorized the execution and delivery of an amendment, dated as of June 10, 1998, to HCR's Rights Agreement dated as of May 2, 1995, as amended, which is filed herewith as Exhibit 4.3.

         HCR has issued a press release announcing the execution of the Merger Agreement, which is filed herewith as Exhibit 99.1.


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Item 7.    Financial Statements and Exhibits.

     (c)   The following exhibits are filed with this report:

           4.3 Rights Amendment dated as of June 10, 1998 between Health Care and Retirement Corporation and Harris Trust and Savings Bank

           99.1 Press Release dated June 10, 1998




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                                  SIGNATURES


        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                      HEALTH CARE AND RETIREMENT
                                      CORPORATION


Date: June 16, 1998                   By:  /s/ R. Jeffrey Bixler
                                           ---------------------
                                           Vice President, General Counsel